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                                                                   EXHIBIT 10.36

                EXECUTIVE FINANCIAL PLANNING AND SERVICES PROGRAM

    (excerpt from letter from John Chen, Chairman, Chief Executive Officer and
       President to all Section 16 officers dated as of February 10, 2003)

I am also excited to announce a new Executive Financial Planning and Services Program for our Section 16 officers that will reimburse you for up to $10,000 of fees paid by you to a third party in 2003 for tax preparation, insurance planning, investment planning, retirement planning and/or estate planning services undertaken on your behalf. You may select your own provider for these services. Alternatively, for most of these services, you may use KPMG with whom we have negotiated reduced rates. If you choose to use KPMG, you are free to use them for some of the services, while retaining different providers for other services.

The amount of the reimbursement paid to you will be grossed up for federal and state income tax purposes. To the extent that you do not fully utilize the allowable reimbursement amount during 2003, you will not be entitled to any cash payment of the balance nor will you be able to utilize it in subsequent years.

You will need to provide detailed invoices from the third party provider showing the specific services rendered in order to obtain reimbursement. You need to submit the invoices to the Vice President of Worldwide Human Resources for processing.

In selecting your provider(s), it is important to do so in a manner that is consistent with the philosophy of our Conflict of Interest Policy. Therefore, you should not retain (1) a family member or other party with whom you have a significant relationship, or (2) a close business associate of such a person. As noted in the Conflict of Interest Policy, examples of "significant relationships" that extend beyond family include domestic partners, dating relationships, and business partnerships.

Note that KPMG is not able to finalize estate planning documents. Should you want such services, you will need to retain your own attorney. The HR Department does have a list of estate planning attorneys who have been recommended to the HR Department by various people. If you would like to review such list, you can contact Nita White-Ivy. However. Sybase has NOT undertaken a review of the qualifications of the attorneys on this list and does NOT endorse or recommend any particular attorney(s). You should do your own due diligence when selecting an attorney.